                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement pursuant to Rules 13d-1 and 13d-2

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __________)


                             WORLD OF SCIENCE, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   981500101
        --------------------------------------------------------------
                                 (CUSIP Number)

CUSIP NO.       981500101
          -----------------------------------


--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Fred H. Klaucke
                   S.S. # ###-##-####
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  [_]
                                                                   (b)  [_]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

    SHARES          1,285,000
              ------------------------------------------------------------------
 BENEFICIALLY   6   SHARED VOTING POWER

   OWNED BY         227,140
              ------------------------------------------------------------------
     EACH       7   SOLE DISPOSITIVE POWER

   REPORTING        1,285,000
              ------------------------------------------------------------------
    PERSON      8   SHARED DISPOSITIVE POWER

     WITH           227,140
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,512,140
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                         [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    29.72%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

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ITEM 1(a).    NAME OF ISSUER:

              World of Science, Inc.
              ------------------------------------------------------------------

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              900 Jefferson Road, Building Four, Rochester, New York 14623
              ------------------------------------------------------------------

ITEM 2(a).    NAME OF PERSON FILING:

              Fred H. Klaucke
              ------------------------------------------------------------------

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              900 Jefferson Road, Building Four, Rochester, New York 14623
              ------------------------------------------------------------------

ITEM 2(c).    CITIZENSHIP:

              United States
              ------------------------------------------------------------------

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common stock, $.01 par value
              ------------------------------------------------------------------

ITEM 2(e).    CUSIP NUMBER:

              981500101
              ------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [_]  Broker or dealer registered under Section 15 of the Act,
         (b)  [_]  Bank as defined in Section 3(a)(6) of the Act,
         (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act,
         (d) [_] Investment Company registered under Section 8 of the Investment Company Act,
         (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
         (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provision of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
         (g) [_] Parent Holding Company, in accordance with Rule 13-d(b)(ii)(G); see Item 7,
         (h)  [_]  Group, in accordance with Rule 13-1(b)(1)(ii)(H).

ITEM 4.   OWNERSHIP.

         (a)  Amount beneficially owned:

              1,512,140
              ------------------------------------------------------------------

         (b)  Percent of class:

              29.72%
              ------------------------------------------------------------------

         (c)   Number of shares as to which such person has:

              ------------------------------------------------------------------
         (i)   Sole power to vote or to direct the vote  1,285,000
                                                        ------------------------
         (ii)  Shared power to vote or to direct the vote  227,140
                                                          ----------------------
         (iii) Sole power to dispose or to direct the disposition of  1,285,000
                                                                     -----------
         (iv)  Shared power to dispose or to direct the disposition of  227,140
                                                                       ---------

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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10. CERTIFICATION.

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         October 21, 1997
                                         --------------------------------------
                                                         (Date)


                                         /s/ Fred H. Klaucke
                                         --------------------------------------
                                                        (Signature)


                                         Fred H. Klaucke
                                         --------------------------------------
                                                         (Name)